Exhibit (g)(7)

                           AARP CASH INVESTMENT FUNDS
                             AARP Premium Money Fund
                             Two International Place
                           Boston, Massachusetts 02210


                                                              February 1, 1999

State Street Bank and Trust Company
1776 Heritage Drive
No. Quincy, Massachusetts  02171

Ladies and Gentleman:

This is to advise you that AARP Cash Investment Funds (the "Trust") has established a new series of shares to be known as AARP Premium Money Fund. In accordance with the Additional Funds provision in Section I of the Custodian Agreement dated February 18, 1985, as amended, between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the contract. Going forward the term "Fund" will be used in reference to each of AARP High Quality Money Fund and AARP Premium Money Fund.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.


                                            AARP CASH INVESTMENT FUNDS, on
                                            behalf of AARP Premium Money Fund

                                            By:
                                                ---------------------------
                                                     Cornelia M. Small
                                                     President


Agreed to this 1st day of February, 1999

STATE STREET BANK AND TRUST COMPANY

By:
     --------------------------------
         Vice President